Shareholder meeting results (Unaudited)

December 18, 2009 meeting

At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single class, as follows:

				Votes for 	Votes withheld

Ravi Akhoury 			338,078,489 	9,970,237
Jameson A. Baxter 		338,128,950 	9,919,776
Charles B. Curtis 		337,706,394 	10,342,332
Robert J. Darretta 		338,159,078 	9,889,648
Myra R. Drucker 		337,889,695 	10,159,031
John A. Hill 			338,213,260 	9,835,466
Paul L. Joskow 			338,211,188 	9,837,538
Elizabeth T. Kennan 		337,742,595 	10,306,131
Kenneth R. Leibler 		338,067,893 	9,980,833
Robert E. Patterson 		338,168,771 	9,879,955
George Putnam, III 		338,060,838 	9,987,888
Robert L. Reynolds 		338,281,788 	9,766,938
W. Thomas Stephens 		338,138,030 	9,910,696
Richard B. Worley 		338,111,757 	9,936,969

December 18, 2009 meeting

Conservative Portfolio

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for 		Votes against 	Abstentions 	Broker non votes

87,257,049 		792,352 	4,310,949 	11,566,198

A proposal to amend the fundamental investment restrictions with respect to investments in commodities was defeated as follows:

Votes for 	Votes against 	Abstentions 	Broker non votes

36,913,319 	54,603,698 	843,334 	11,566,197


November 19, 2009 meeting


Growth Portfolio

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for 	Votes against 	Abstentions 	Broker non votes

89,634,265 	2,144,091 	4,959,482 	26,082,181

A proposal to amend the fundamental investment restrictions with respect to investments in commodities was approved as follows:

Votes for 	Votes against 	Abstentions 	Broker non votes

83,683,457 	10,560,478 	2,493,904 	26,082,180

A shareholder proposal requesting that the Board institute procedures to prevent the fund from holding investments in companies that, in the judgment of the Board, substantially contribute to genocide or crimes against humanity was defeated as follows:

Votes for 	Votes against 	Abstentions 	Broker non votes

29,599,713 	61,655,388 	5,482,738 	26,082,180

Balanced Portfolio

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for 	Votes against 	Abstentions 	Broker non votes

84,354,953 	2,119,788 	8,556,796 	26,270,623

A proposal to amend the fundamental investment restrictions with respect to investments in commodities was approved as follows:

Votes for 	Votes against 	Abstentions 	Broker non votes

82,824,019 	9,347,741 	2,859,777 	26,270,623


All tabulations are rounded to the nearest whole number.